Trovagene Expands Board with Addition of Three Industry Leaders – James Armitage, MD, Lâle White, and Gary Pace, PhD

SAN DIEGO (April 22, 2020) – Trovagene, Inc. (Nasdaq: TROV), a clinical-stage, oncology therapeutics company developing drugs to treat cancers with the greatest medical need for new treatment options, including colorectal, prostate and leukemia, today announced the election of three new independent Directors to its Board of Directors; Dr. James Armitage, Ms. Lâle White and Dr. Gary Pace.

Dr. James Armitage is professor of internal medicine in the division of hematology and oncology at the University of Nebraska Medical Center, and formerly served as President of the American Society of Clinical Oncology (ASCO), and as a member of the ASCO Board of Directors.

Ms. Lâle White is the Chief Executive Officer of XIFIN, a health information technology company that leverages diagnostic information to improve the quality and economics of healthcare, and formerly Vice President of Finance for Laboratory Corporation of America, one of the largest clinical reference laboratories in the U.S.

Dr. Gary Pace is a seasoned biopharmaceutical executive who co-founded several early-stage life science companies and serves as a director of Pacira Biosciences, Inc., Simavita Ltd and Antisense Therapeutics.

“We are delighted to welcome Jim, Lâle and Gary as new directors. They are joining the Company at an exciting time, as we continue to advance development of onvansertib and see the clinical benefit in patients with cancers having the greatest need for new effective treatments,” said Dr. Thomas Adams, Chief Executive Officer and Chairman of Trovagene. “The addition of these three directors brings a wide range of relevant experience and expertise to Trovagene. Given the diverse backgrounds and impressive track records of each of our new board members, we are confident that their leadership will provide valuable perspective and have a meaningful impact as we enhance value to our shareholders.”
About Trovagene, Inc.
Trovagene is a clinical-stage biotechnology company with the singular mission of developing new treatment options for cancer patients in indications with the greatest medical need. Our goal is to overcome resistance, improve response to treatment and increase overall survival. We are developing onvansertib, a first-in-class, third-generation Polo-like Kinase 1 (PLK1) inhibitor, in combination with standard-of-care chemotherapy and targeted therapeutics. Our clinical development programs incorporate tumor genomics and biomarker technology to enable assessment of patient response to treatment. We have three ongoing clinical programs that are demonstrating the safety and efficacy of onvansertib: a Phase 1b/2 study of onvansertib in combination with FOLFIRI/Avastin® in KRAS-mutated metastatic colorectal cancer (mCRC); a Phase 2 study of onvansertib in combination with Zytiga® (abiraterone)/prednisone in Zytiga-resistant metastatic castration-resistant prostate cancer (mCRPC); and a Phase 2 study of onvansertib in combination with decitabine in relapsed or refractory acute myeloid leukemia (AML). For more information, please visit https://www.trovageneoncology.com.

Forward-Looking Statements
Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as "anticipate," "believe," "forecast," "estimated" and "intend" or other similar terms or expressions that concern Trovagene's expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene's current expectations and actual results could differ materially.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, our need for additional financing; our ability to continue as a going concern; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; our clinical trials may be suspended or discontinued due to unexpected side effects or other safety risks that could preclude approval of our product candidates; risks related to business interruptions, including the outbreak of COVID-19 coronavirus, which could seriously harm our financial condition and increase our costs and expenses; uncertainties of government or third party payer reimbursement; dependence on key personnel; limited experience in marketing and sales; substantial competition; uncertainties of patent protection and litigation; dependence upon third parties; our ability to develop tests, kits and systems and the success of those products; regulatory, financial and business risks related to our international expansion and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. There are no guarantees that any of our technology or products will be utilized or prove to be commercially successful.  Additionally, there are no guarantees that future clinical trials will be completed or successful or that any precision medicine therapeutics will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Trovagene's Form 10-K for the year ended December 31, 2019, and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Trovagene does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Trovagene Contact:
Vicki Kelemen
VP, Clinical Development and Investor Relations
858-952-7652
vkelemen@trovagene.com